Exhibit 10.2

SUMMARY SHEET FOR EXECUTIVE CASH COMPENSATION

The following table sets forth annual base salaries provided to the Company’s principal executive officer, principal financial officer and other named executive officers in 2013 and the 2014 base salaries approved by the Compensation Committee of the Board of Directors (“Committee”) on March 26, 2014.

Named Executive Officers	2013 Base Salaries	2014 Base Salaries
David S. Haffner, Board Chair and Chief Executive Officer	$1,055,000	$1,090,000
Karl G. Glassman, President and Chief Operating Officer	$785,000	$810,000
Matthew C. Flanigan, EVP and Chief Financial Officer	$475,000	$490,000
Joseph D. Downes, Jr., SVP, President – Industrial Materials	$338,000	$347,300
Jack D. Crusa, SVP, President – Specialized Products	$332,000	$342,000

The executive officers will be eligible to receive a cash award under the Company’s 2014 Key Officers Incentive Plan (filed March 25, 2014 as Appendix A to the Company’s Proxy Statement) (the “Plan”) in accordance with the 2014 Award Formula (filed March 31, 2014 as Exhibit 10.1 to the Company’s Form 8-K). Both the Plan, and indirectly the 2014 Award Formula, are subject to shareholder approval at the annual meeting of shareholders. If approved, the Plan and 2014 Award Formula will become effective as of January 1, 2014. If not approved, no awards will be paid pursuant to the Plan or the 2014 Award Formula.

An executive’s cash award is calculated by multiplying his annual salary at the end of the year by a percentage (“Target Percentage”) set by the Committee, then applying an award formula adopted by the Committee for that year. The Target Percentages in 2013 and 2014 for the principal executive officer, principal financial officer and other named executive officers are shown in the following table.

Named Executive Officers	2013 Target Percentages	2014 Target Percentages
David S. Haffner, Board Chair and Chief Executive Officer	115%	115%
Karl G. Glassman, President and Chief Operating Officer	90%	90%
Matthew C. Flanigan, EVP and Chief Financial Officer	80%	80%
Joseph D. Downes, Jr., SVP, President – Industrial Materials	50%	50%
Jack D. Crusa, SVP, President – Specialized Products	50%	50%

Individual Performance Goals. An executive’s cash award under the 2014 Award Formula is based, in part, on individual performance goals established outside the 2014 Key Officers Incentive Plan (20% relative weight). The goals for our named executive officers are:

David S. Haffner: Emerging markets expansion, business unit portfolio management;

Karl G. Glassman: Business unit portfolio management, margin enhancement, revenue growth, internal audit compliance, leadership development;

Matthew C. Flanigan: Working capital management, corporate allocations forecasting, information technology initiatives, leadership development;

Joseph D. Downes, Jr.: Divestiture of targeted business, growth and profitability of targeted businesses, working capital management; and

Jack D. Crusa: Expansion and reorganization of targeted businesses, succession planning, purchasing initiatives.

The achievement of the individual performance goals is measured by the following schedule.

Individual Performance Goals Payout Schedule (1-5 scale)

Achievement	Payout
1 – Did not achieve goal	0%
2 – Partially achieved goal	50%
3 – Substantially achieved goal	75%
4 – Fully achieved goal	100%
5 – Significantly exceeded goal	up to 150%